Exhibit 99.1

Contact:
Paul Nungester

EVP and CFO 419.785.8700

PNungester@yourpremierbank.com

FOR IMMEDIATE RELEASE

PREMIER FINANCIAL CORP. ANNOUNCES SECOND QUARTER 2023 RESULTS

Completes sale of insurance agency for $36 million gain

Strengthens capital, liquidity and interest rate asset sensitivity

Second Quarter 2023 Highlights

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Completed sale of insurance agency at a significant gain that strengthens capital without diluting future earnings
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Executed hedges to improve asset-sensitivity and provide protection against additional rate increases
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CET1 ratio increased 80 basis points to 10.81% and tangible equity ratio increased 52 basis points to 7.55% from the prior quarter
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Loan growth of $132.7 million (up 8.1% annualized), including $75.2 million for commercial loans excluding PPP (up 7.0% annualized)
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Declared dividend of $0.31 per share, up 3.3% from prior year comparable period

DEFIANCE, OHIO (July 25, 2023) – Premier Financial Corp. (Nasdaq: PFC) (“Premier” or the “Company”) announced today 2023 second quarter results, including net income of $48.4 million or $1.35 per diluted common share, compared to $22.4 million, or $0.63 per diluted common share, for the second quarter of 2022. Second quarter 2023 results include the impact of the disposition of the Company’s insurance agency, First Insurance Group (“FIG”), for a net gain on sale after transaction costs of $32.6 million pre-tax or $0.67 per diluted share after-tax. Excluding the impact of this transaction, second quarter 2023 earnings would be $0.68 per diluted share.

“Premier’s second quarter performance reflected the expected increase in quarterly core earnings to $0.68 per share,” said Gary Small, President and CEO of Premier. “The improvement was driven by multiple factors. Strong loan growth resulting from selective new business loan origination, coupled with a strong funding pace of prior year construction commitments. C&I commitments totaled 49% of second quarter commercial loan origination activity. Total deposits grew $220 million, or 3.3%, for the quarter. Customer deposit balance movement stabilized, down just $38 million, or 0.6%.”

“Core non-interest income revenue grew 9.4% versus second quarter 2022, and core expenses fell 4.6% versus first quarter 2023 reflecting the progress made associated with the cost reduction initiative announced last quarter. Margin continued to decline but at a more moderate pace. Hedging activity was initiated in June that will both add to near term net interest income and protect the organization against the unfavorable impacts of future Fed Fund rate increases. Our consumer customers continue to exhibit active spending habits and credit portfolio indicators remain very favorable. The commercial loan portfolio continues to perform well with no unfavorable trends or early indicators of stress,” added Small.

“The sale of the insurance agency delivered positive outcomes for all stakeholders,” Small continued. “The combination of FIG and Risk Strategies brings new opportunities for the FIG team; our joint bank/agency clients will benefit from a broader product offering and expanded agency capabilities; and the Premier shareholders benefit from a tremendous capital boost with the transaction increasing tangible book value by $1.37 per share. As we look forward, the organization is focused on moderate balance sheet growth, continued non-interest revenue improvement (adjusting for FIG), and strong expense management. Deposit mix will continue to be a challenge although our beta management techniques continue to evolve.”

Insurance agency sale

As previously announced, on June 30, 2023 the Company completed the sale of FIG to Risk Strategies Corporation. The disposition generated a gain on sale of $36.3 million before transaction costs of $3.7 million. The transaction strengthened capital by increasing equity $24.2 million (24 basis points and $0.68 per share) and tangible equity by $48.8 million (54 basis points and $1.37 per share), which included the recovery of goodwill and intangibles of $24.7 million at June 30, 2023. Utilization of sale proceeds will improve net interest income that effectively offsets pre-tax earnings previously generated from the insurance agency assuming paydown of borrowings and will become accretive to earnings upon deployment into higher yielding loans.

Addressing interest rate sensitivity

During June 2023, the Company completed a series of balance sheet hedges to improve asset-sensitivity and provide protection against additional rate increases. In total, the Company executed $500 million notional of pay-fixed/receive-variable interest rate swaps with half 2-year and half 3-year in duration. The average pay rate for these swaps is approximately 4.12%. Based on rates as of June 30, 2023, these swaps are expected to generate approximately $4.7 million of annualized pre-tax net interest income. The full quarter benefit of these swaps will begin to be realized in the third quarter, and the positive impact will increase as SOFR increases. Each 25 basis point increase in SOFR is expected to generate an additional $625 thousand of annualized pre-tax net interest income, including the impact of the new swaps and the prior $250 million notional receive-fixed/pay-variable swap.

Quarterly results

Capital, deposits and liquidity

Capital improved significantly during the second quarter of 2023. Total equity increased $22.5 million, or 2.5%, including the positive impact of the insurance agency sale offset by a $15.0 million detriment in accumulated other comprehensive income (“AOCI”), primarily due to a negative valuation adjustment on the available-for-sale (“AFS”) securities portfolio. Tangible equity increased $48.4 million, or 8.4%, and the tangible equity ratio increased 52 basis points to 7.55%, or 9.58% excluding AOCI. Regulatory ratios also improved during the second quarter of 2023, including CET1 of 10.81%, Tier 1 of 11.28% and Total Capital of 13.05%, each up 80 basis points. All of these ratios also exceed well-capitalized guidelines pro forma for AOCI, including CET1 of 8.53%, Tier 1 of 9.00% and Total Capital of 10.77%.

Total deposits increased 3.3%, or $220.4 million, during the second quarter of 2023, due to a $258.4 million increase in brokered deposits offset partly by a net decrease of $38.0 million in customer deposits. Total average interest-bearing deposit costs increased 38 basis points to 2.07% for the second quarter of 2023. This increase was primarily due to brokered deposits and the migration of customers from non-interest bearing deposits into interest-bearing deposits, including higher cost time deposits, as customers sought to obtain yield. Average interest-bearing deposit costs excluding brokered deposits and acquisition marks were 2.08% during the month of June, representing a cumulative beta of 37% compared to the change in the monthly average effective Federal Funds rate that increased 500 basis points to 5.08% since December 2021, as reported by the Federal Reserve Economic Data.

Uninsured deposits at June 30, 2023 were 31.5% of total deposits, or 17.3% adjusting for collateralized deposits, other insured deposits and internal company accounts. The Company successfully established eligibility for the Federal Reserve Borrower-In-Custody Collateral Program, which increased borrowing capacity by more than $300 million during the second quarter. Total quantifiable liquidity sources totaled $2.8 billion, or 230.5% of adjusted uninsured deposits, and were comprised of the following at June 30, 2023:

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$121.7 million of cash and cash equivalents with a 5.15% Federal Reserve rate;
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$298.5 million of unpledged securities with an average yield of 3.02%;
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$1.5 billion of FHLB borrowing capacity with an overnight borrowing rate of 5.17%;
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$288.7 million of brokered deposits based on a Company policy limit of 10% of deposits, with market pricing dependent on brokers and duration;
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$70.0 million of unused lines of credit with an average borrowing rate of 6.08%; and
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$491.1 million of borrowing capacity at the Federal Reserve with an average rate of 5.31%.

Additional liquidity sources include deposit growth, cash earnings in excess of dividends, loan repayments/participations/sales, and securities cash flows, which are estimated to be $64.7 million over the next 12 months.

Net interest income and margin

Net interest income of $54.1 million on a tax equivalent (“TE”) basis in the second quarter of 2023 was down 4.1% from $56.4 million in the first quarter of 2023 and 8.9% from $59.3 million in the second quarter of 2022. The TE net interest margin of 2.72% in the second quarter of 2023 decreased 18 basis points from 2.90% in the first quarter of 2023 and 64 basis points from 3.36% in the second quarter of 2022. Results for all periods include the impact of PPP as well as acquisition marks and related accretion. Second quarter 2023 includes $168 thousand of accretion in interest income, $212 thousand of accretion in interest expense, and $5 thousand of interest income on average balances of $673 thousand for PPP.

Excluding the impact of acquisition marks accretion and PPP loans, core net interest income was $53.7 million, down 4.2% from $56.0 million in the first quarter of 2023 and 8.2% from $58.5 million in the second quarter of 2022. Additionally, the core net interest margin was 2.70% for the second quarter of 2023, down 18 basis points from 2.88% for the first quarter of 2023 and 62 basis points from 3.32% for the second quarter of 2022. These results are positively impacted by the combination of loan growth and higher loan yields, which were 4.86% for the second quarter of 2023 compared to 4.66% in the first quarter of 2023 and 3.99% in the second quarter of 2022. Excluding the impact of PPP, balance sheet hedges and acquisition marks accretion, loan yields were 5.01% in June 2023 for an increase of 129 basis points since December 2021, which represents a cumulative beta of 25% compared to the change in the monthly average effective Federal Funds rate for the same period.

The cost of funds in the second quarter of 2023 was 1.92%, up 41 basis points from the first quarter of 2023 and up 168 basis points from the second quarter of 2022. The year-over-year increase is largely due to utilization of higher cost FHLB borrowings in support of loan growth in excess of deposit growth during 2022. The linked quarter increase is due to higher rates on FHLB borrowings and higher average deposit costs discussed above. Excluding the impact of balance sheet hedges and acquisition marks accretion, cost of funds were 2.05% in June 2023 for an increase of 184 basis points since December 2021, which represents a cumulative beta of 37% compared to the change in the monthly average effective Federal Funds rate for the same period.

“The second quarter 2023 individual monthly margin results were much more stable than those experienced in fourth quarter 2022 and first quarter 2023, which were in constant decline,” said Small. “This reflects less ‘early mover’ activity affecting our deposit book combined with less active Fed Fund rate movement during the quarter. While we expect to continue to see deposit mix movement in the book, the second quarter represents a trend in the right direction.”

Non-interest income

Excluding the $36.3 million gain on the sale of the insurance agency, total non-interest income in the second quarter of 2023 of $17.1 million was up 36.8% from $12.5 million in the first quarter of 2023 and 18.7% from $14.4 million in the second quarter of 2022, primarily due to fluctuations in mortgage banking and gains/losses on securities. Mortgage banking income increased $3.2 million on a linked quarter basis and $1.0 million year-over-year as a result of increased gains primarily from increases in hedge valuations. While mortgage pipeline hedges effectively net out over the life of the loans, individual periods can be volatile as market rates and prices change.

Security gains were $64 thousand in the second quarter of 2023, primarily due to increased valuations on equity securities. This compares to a loss of $1.4 million in the first quarter of 2023 and to $1.2 million of losses each from decreased valuations on equity securities. The company also sold $5 million of AFS securities for a $7 thousand loss with average yields less than FHLB borrowing rates during the second quarter of 2023. Service fees in the second quarter of 2023 were $7.2 million, an 11.9% increase from $6.4 million in the first quarter of 2023 and a 7.7% increase from $6.7 million in the second quarter of 2022,primarily due to fluctuations in loan fees including commercial customer swap activity. Insurance commissions were $4.1 million in the second quarter of 2023 down from $4.7 million in the first quarter of 2023 and $4.3 million in the second quarter of 2022 with the linked quarter decrease primarily due to $0.9 million of contingent commissions that only occur in the first quarter. Wealth management income of $1.5 million in the second quarter of 2023 was consistent with $1.5 million in the first quarter of 2023 and up from $1.4 million in the second quarter of 2022. BOLI income of $1.0 million in the second quarter of 2023 decreased from $1.4 million in the first quarter of 2023 and was flat from $1.0 million in the second quarter of 2022, with $0.4 million of claim gains in the first quarter of 2023 compared to none in the second quarter periods.

“Consumer deposit related fees and wealth management income for the current quarter exceed second quarter 2022 results by 7.7% and 8.7%, respectively,” said Small “As previously mentioned, our consumer client activity remains robust and the current equity and fixed income markets bode well for the asset management function over the remainder of the year.”

Non-interest expenses

Excluding transaction costs for the insurance agency sale, non-interest expenses in the second quarter of 2023 were $40.8 million, a 4.6% decrease from $42.8 million in the first quarter of 2023 but a 4.5% increase from $39.1 million in the second quarter of 2022. Compensation and benefits were $24.2 million in the second quarter of 2023, compared to $25.7 million in the first quarter of 2023 and $22.3 million in the second quarter of 2022. The linked quarter decrease was primarily due to cost saving initiatives that began during the second quarter of 2023. The year-over-year increase was primarily due to costs related to higher staffing levels for our 2022 growth initiatives and higher base compensation, including 2022 mid-year adjustments and 2023 annual adjustments. Other expenses decreased $0.5 million on a linked quarter basis due to cost saving initiatives, and all other non-interest expenses increased a net $83 thousand on a linked quarter basis. FDIC premiums increased $1.0 million on a year-over-year basis due to higher rates and our 2022 growth initiatives and all other non-interest expenses decreased a net $1.1 million on a year-over-year basis due to cost saving initiatives. The efficiency ratio (excluding transaction costs and the FIG gain on sale) for the second quarter of 2023 of 57.5% improved from 60.9% in the first quarter of 2023 due to cost saving initiatives but worsened from 52.2% in the second quarter of 2022 due to lower revenues.

“Executing on our cost saving initiatives helped drive an almost 5% decrease in expenses excluding transaction costs and a 3.4% improvement to our core efficiency ratio from the prior quarter,” said Paul Nungester, CFO of Premier. “We currently estimate full year core expenses to be $158 million, down $5 million from our prior estimate of $163 million, including $6 million due to the sale of our insurance agency offset by $1 million of other costs including higher FDIC premiums.”

Credit quality

Non-performing assets totaled $37.6 million, or 0.44% of assets, at June 30, 2023, an increase from $34.8 million at March 31, 2023, and from $35.2 million at June 30, 2022. Loan delinquencies increased to $19.0 million, or 0.27% of loans, at June 30, 2023, from $11.1 million at March 31, 2023, and from $11.2 million at June 30, 2022. Classified loans totaled $60.5 million, or 0.85% of loans, as of June 30, 2023, an increase from $44.9 million at March 31, 2023, and from $48.8 million at June 30, 2022.

The 2023 second quarter results include net recoveries of $0.2 million and a total provision expense of $0.5 million, compared with net loan charge-offs of $5.3 million and a total provision expense of $6.6 million for the same period in 2022. The prior year charge-offs were primarily due to the student loan servicer credit that had been previously fully reserved. The allowance for credit losses as a percentage of total loans was 1.13% at June 30, 2023, compared with 1.13% at March 31, 2023, and 1.14% at June 30, 2022. The allowance for credit losses as a percentage of total loans excluding PPP and including unaccreted acquisition marks was 1.16% at June 30, 2023, compared with 1.16% at March 31, 2023, and 1.21% at June 30, 2022. The continued economic improvement following the 2020 pandemic-related downturn has resulted in a year-over-year decrease in the allowance percentages.

Year to date results

For the six-month period ended June 30, 2023, net income totaled $66.5 million, or $1.86 per diluted common share, compared to $48.7 million, or $1.36 per diluted common share for the six months ended June 30, 2022. 2023 results include the impact of the insurance agency sale for a net gain on sale after transaction costs of $32.6 million pre-tax or $0.67 per diluted share after-tax. Excluding the impact of this item, first half 2023 earnings were $1.19 per diluted share.

Net interest income of $110.4 million on a TE basis for the first half of 2023 was down 6.0% from $117.4 million in the first half of 2022. The TE net interest margin of 2.81% in the first half of 2023 decreased 59 basis points from 3.40% in the first half of 2022. Results for all periods include the impact of PPP as well as acquisition marks and related accretion. First half 2023 includes $333 thousand of accretion in interest income, $433 thousand of accretion in interest expense, and $11 thousand of interest income on average balances of $818 thousand for PPP. Excluding the impact of acquisition marks accretion and PPP loans, core net interest income was $109.7 million, down 2.3% from $112.2 million in the first half of 2022. Additionally, the core net interest margin was 2.79% for the first half of 2023, down 47 basis points from 3.26% for the first half of 2022. These results are positively impacted by the combination of loan growth and higher loan yields, which were 4.76% for the first half of 2023 compared to 4.05% in the first half of 2022. The cost of funds in the first half of

2023 was 1.72%, up 151 basis points from the first half of 2022. The year-over-year increase is largely due to utilization of higher cost FHLB borrowings in support of loan growth in excess of deposit growth during 2022.

Excluding the $36.3 million gain on the sale of the insurance agency, total non-interest income in the first half of 2023 of $29.5 million was down 5.5% from $31.2 million in the first half of 2022. Mortgage banking income decreased $3.5 million year-over-year as a result of a $2.3 million decrease in gains primarily from lower production and margin as well as a $24 thousand MSR valuation gain in the second quarter of 2023 compared to a $1.5 million gain in the first half of 2022.

Security losses were $1.3 million in the first half of 2023, primarily due to decreased valuations on equity securities. This compares to a loss of $1.8 million from decreased valuations on equity securities in the first half of 2022. The company also sold $21 million of AFS securities for a $27 thousand gain with average yields less than FHLB borrowing rates during the first half of 2023. Service fees in the first half of 2023 were $13.6 million, a 7.4% increase from $12.7 million in the first half of 2022, primarily due to fluctuations in loan fees including commercial customer swap activity and consumer activity for interchange and ATM/NSF charges. Insurance commissions were $8.9 million in the first half of 2023 down slightly from $9.0 million in the first half of 2022 due to $0.9 million of contingent commissions in 2023 compared to $1.1 million in 2022. Wealth management income of $3.0 million in the first half of 2023 was up slightly from $2.9 million in the first half of 2022. BOLI income of $2.4 million in the first half of 2023 increased from $2.0 million in the first half of 2022 with $0.4 million of claim gains in the first half of 2023 compared to none in the first half of 2022.

Excluding transaction costs for the insurance agency sale, non-interest expenses in the first half of 2023 were $83.6 million, a 4.0% increase from $80.4 million in the first half of 2022. Compensation and benefits were $49.8 million in the first half of 2023, compared to $47.9 million in the first half of 2022. The year-over-year increase was primarily due to costs related to higher staffing levels for our 2022 growth initiatives and higher base compensation, including 2022 mid-year adjustments and 2023 annual adjustments, offset partly by cost saving initiatives that began during the second quarter of 2023. FDIC premiums increased $1.7 million on a year-over-year basis primarily due to higher rates and our 2022 growth initiatives. All other non-interest expenses decreased a net $0.4 million on a year-over-year basis. The efficiency ratio (excluding transaction costs and the FIG gain on sale) for the first half of 2023 of 59.2% worsened from 53.4% in the first half of 2022 due to lower revenues partly offset by cost saving initiatives that began during the second quarter of 2023.

The 2023 first half results include net loan charge-offs of $2.2 million and a total provision expense of $4.2 million, compared with net loan charge-offs of $5.2 million and a total provision expense of $7.5 million for the same period in 2022. The provision expense for both years is primarily due to relative loan growth.

Total assets at $8.62 billion

Total assets at June 30, 2023, were $8.62 billion, compared to $8.56 billion at March 31, 2023, and $8.01 billion at June 30, 2022. Loans receivable were $6.71 billion at June 30, 2023, compared to $6.58 billion at March 31, 2023, and $5.90 billion at June 30, 2022. At June 30, 2023, loans receivable increased $132.7 million on a linked quarter basis, or 8.1% annualized. Commercial loans excluding PPP increased by $75.2 million from March 31, 2023, or 7.0% annualized. Securities at June 30, 2023, were $0.97 billion, compared to $1.00 billion at March 31, 2023, and $1.15 billion at June 30, 2022. All securities are either AFS or trading and are reflected at fair value on the balance sheet. Also, at June 30, 2023, goodwill and other intangible assets totaled $309.9 million compared to $335.8 million at March 31, 2023, and $339.3 million at June 30, 2022, with the decreases attributable to intangibles amortization and the FIG sale.

Total non-brokered deposits at June 30, 2023, were $6.58 billion, compared with $6.62 billion at March 31, 2023, and $6.52 billion at June 30, 2022. At June 30, 2023, customer deposits increased $64.9 million on a year-over-year basis, or 1.0%. Brokered deposits were $413.2 million at June 30, 2023, compared to $154.9 million at March 31, 2023 and none at June 30, 2022.

Total stockholders’ equity was $937.0 million at June 30, 2023, compared to $914.5 million at March 31, 2023, and $901.1 million at June 30, 2022. The quarterly increase in stockholders’ equity was primarily due to net earnings after dividends including the impact of the insurance agency sale partly offset by a decrease in AOCI, which was primarily related to $12.1 million for a negative valuation adjustment on the AFS securities portfolio. The year-over-year increase was primarily due to net earnings after dividends including the impact the insurance agency sale offset partly by a decrease in AOCI, which was primarily related to $35.1 million of negative valuation adjustments on the AFS securities portfolio. At June 30, 2023, 1,199,634 common shares remained available for repurchase under the Company’s existing repurchase program.

Dividend to be paid August 11

The Board of Directors declared a quarterly cash dividend of $0.31 per common share payable August 11, 2023, to shareholders of record at the close of business on August 4, 2023. The dividend represents an annual dividend of 6.5 percent based on the Premier common stock closing price on July 24, 2023. Premier has approximately 35,730,000 common shares outstanding.

Conference call

Premier will host a conference call at 11:00 a.m. ET on Wednesday, July 26, 2023, to discuss the earnings results and business trends. The conference call may be accessed by calling 1-833-470-1428 and using access code 374150. Internet access to the call is also available (in listen-only mode) at the following URL: https://events.q4inc.com/attendee/827280709.The webcast replay of the conference call will be available at www.PremierFinCorp.com for one year.

About Premier Financial Corp.

Premier Financial Corp. (Nasdaq: PFC), headquartered in Defiance, Ohio, is the holding company for Premier Bank. Premier Bank, headquartered in Youngstown, Ohio, operates 75 branches and 9 loan offices in Ohio, Michigan, Indiana and Pennsylvania and also serves clients through a team of wealth professionals dedicated to each community banking branch. For more information, visit the company’s website at PremierFinCorp.com.

Financial Statements and Highlights Follow-

Safe Harbor Statement

This document may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements may include, but are not limited to, statements regarding projections, forecasts, goals and plans of Premier Financial Corp. and its management, future movements of interests, loan or deposit production levels, future credit quality ratios, future strength in the market area, and growth projections. These statements do not describe historical or current facts and may be identified by words such as “intend,” “intent,” “believe,” “expect,” “estimate,” “target,” “plan,” “anticipate,” or similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “may,” “can,” or similar verbs. There can be no assurances that the forward-looking statements included in this presentation will prove to be accurate. In light of the significant uncertainties in the forward-looking statements, the inclusion of such information should not be regarded as a representation by Premier or any other persons, that our objectives and plans will be achieved. Forward-looking statements involve numerous risks and uncertainties, any one or more of which could affect Premier’s business and financial results in future periods and could cause actual results to differ materially from plans and projections. These risks and uncertainties include, but not limited to: financial markets, our customers, and our business and results of operation; changes in interest rates; disruptions in the mortgage market; risks and uncertainties inherent in general and local banking, insurance and mortgage conditions; political uncertainty; uncertainty in U.S. fiscal or monetary policy; uncertainty concerning or disruptions relating to tensions surrounding the current socioeconomic landscape; competitive factors specific to markets in which Premier and its subsidiaries operate; increasing competition for financial products from other financial institutions and nonbank financial technology companies; future interest rate levels; legislative or regulatory rulemaking or actions; capital market conditions; security breaches or unauthorized disclosure of confidential customer or Company information; interruptions in the effective operation of information and transaction processing systems of Premier or Premier’s vendors and service providers; failures or delays in integrating or adopting new technology; the impact of the cessation of LIBOR interest rates and implementation of a replacement rate; and other risks and uncertainties detailed from time to time in our Securities and Exchange Commission (SEC) filings, including our Annual Report on Form 10-K for the year ended December 31, 2022 and any further amendments thereto. All forward-looking statements made in this presentation are based on information presently available to the management of Premier and speak only as of the date on which they are made. We assume no obligation to update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law. As required by U.S. GAAP, Premier will evaluate the impact of subsequent events through the issuance date of its June 30, 2023, consolidated financial statements as part of its Quarterly Report on Form 10-Q to be filed with the SEC. Accordingly, subsequent events could occur that may cause Premier to update its critical accounting estimates and to revise its financial information from that which is contained in this news release.

Non-GAAP Reporting Measures

We believe that net income, as defined by U.S. GAAP, is the most appropriate earnings measurement. However, we consider core net interest income, core net income and core pre-tax pre-provision income to be a useful supplemental measure of our operating performance. We define core net interest income as net interest income on a tax-equivalent basis excluding income from PPP loans and purchase accounting marks accretion. We define core net income as net income excluding the after-tax impact of the insurance agency gain on sale and related transaction costs. We define core pre-tax pre-provision income as pre-tax pre-provision income excluding the pre-tax impact of the insurance agency gain on sale and related transaction costs. We believe that these metrics are useful supplemental measures of operating performance because investors and equity analysts may use these measures to compare the operating performance of the Company between periods or as compared to other financial institutions or other companies on a consistent basis without having to account for income from PPP loans, purchase accounting marks accretion or the insurance agency sale. Our supplemental reporting measures and similarly entitled financial measures are widely used by investors, equity and debt analysts and ratings agencies in the valuation, comparison, rating and investment recommendations of companies. Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions. Additionally, they are utilized by the Board of Directors to evaluate management. The supplemental reporting measures do not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other financial institutions or other companies. Please see the exhibits for reconciliations of our supplemental reporting measures.k financial technology companies; future interest rate levels; legislative or regulatory rulemaking or actions; capital market conditions; security breaches or unauthorized disclosure of confidential customer or Company information; interruptions in the effective operation of information and transaction processing systems of Premier or Premier’s vendors and service providers; failures or delays in integrating or adopting new technology; the impact of the cessation of LIBOR interest rates and implementation of a replacement rate; and other risks and uncertainties detailed from time to time in our Securities and Exchange Commission (SEC) filings, including our Annual Report on Form 10-K for the year ended December 31, 2022 and any further amendments thereto. All forward-looking statements made in this presentation are based on information presently available to the management of Premier and speak only as of the date on which they are made. We assume no obligation to update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law. As required by U.S. GAAP, Premier will evaluate the impact of subsequent events through the issuance date of its June 30, 2023, consolidated financial statements as part of its Quarterly Report on Form 10-Q to be filed with the SEC. Accordingly, subsequent events could occur that may cause Premier to update its critical accounting estimates and to revise its financial information from that which is contained in this news release.

Non-GAAP Reporting Measures

We believe that net income, as defined by U.S. GAAP, is the most appropriate earnings measurement. However, we consider core net interest income, core net income and core pre-tax pre-provision income to be a useful supplemental measure of our operating performance. We define core net interest income as net interest income on a tax-equivalent basis excluding income from PPP loans and purchase accounting marks accretion. We define core net income as net income excluding the after-tax impact of the insurance agency gain on sale and related transaction costs. We define core pre-tax pre-provision income as pre-tax pre-provision income excluding the pre-tax impact of the insurance agency gain on sale and related transaction costs. We believe that these metrics are useful supplemental measures of operating performance because investors and equity analysts may use these measures to compare the operating performance of the Company between periods or as compared to other financial institutions or other companies on a consistent basis without having to account for income from PPP loans, purchase accounting marks accretion or the insurance agency sale. Our supplemental reporting measures and similarly entitled financial measures are widely used by investors, equity and debt analysts and ratings agencies in the valuation, comparison, rating and investment recommendations of companies. Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions. Additionally, they are utilized by the Board of Directors to evaluate management. The supplemental reporting measures do not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other financial institutions or other companies. Please see the exhibits for reconciliations of our supplemental reporting measures.

Consolidated Balance Sheets (Unaudited)
Premier Financial Corp.

	June 30,	March 31,	December 31,	September 30,	June 30,
(in thousands)	2023	2023	2022	2022	2022

Assets
Cash and cash equivalents
Cash and amounts due from depositories	$71,096	$68,628	$88,257	$67,124	$62,080
Interest-bearing deposits	50,631	88,399	39,903	37,868	72,314
	121,727	157,027	128,160	104,992	134,394

Available-for-sale, carried at fair value	961,123	998,128	1,040,081	1,063,713	1,140,466
Equity securities, carried at fair value	6,458	6,387	7,832	15,336	13,293
Securities investments	967,581	1,004,515	1,047,913	1,079,049	1,153,759

Loans (1)	6,708,568	6,575,829	6,460,620	6,207,708	5,890,823
Allowance for credit losses - loans	(75,921)	(74,273)	(72,816)	(70,626)	(67,074)
Loans, net	6,632,647	6,501,556	6,387,804	6,137,082	5,823,749
Loans held for sale	128,079	119,604	115,251	129,142	145,092
Mortgage servicing rights	20,160	20,654	21,171	20,832	20,693
Accrued interest receivable	30,056	29,388	28,709	26,021	22,533
Federal Home Loan Bank stock	39,887	37,056	29,185	28,262	23,991
Bank Owned Life Insurance	171,856	170,841	170,713	169,728	168,746
Office properties and equipment	55,736	55,982	55,541	53,747	54,060
Real estate and other assets held for sale	561	393	619	416	462
Goodwill	295,602	317,988	317,988	317,948	317,948
Core deposit and other intangibles	14,298	17,804	19,074	19,972	21,311
Other assets	138,021	129,508	133,214	148,949	123,886
Total Assets	$8,616,211	$8,562,316	$8,455,342	$8,236,140	$8,010,624

Liabilities and Stockholders’ Equity
Non-interest-bearing deposits	$1,573,837	$1,649,726	$1,869,509	$1,826,511	$1,786,516
Interest-bearing deposits	5,007,358	4,969,436	4,893,502	4,836,113	4,729,828
Brokered deposits	413,237	154,869	143,708	69,881	-
Total deposits	6,994,432	6,774,031	6,906,719	6,732,505	6,516,344
Advances from FHLB	455,000	658,000	428,000	411,000	380,000
Subordinated debentures	85,166	85,123	85,103	85,071	85,039
Advance payments by borrowers	26,045	26,300	34,188	33,511	40,344
Reserve for credit losses - unfunded commitments	5,708	6,577	6,816	7,061	6,755
Other liabilities	112,889	97,835	106,795	102,032	80,995
Total Liabilities	7,679,240	7,647,866	7,567,621	7,371,180	7,109,477
Stockholders’ Equity
Preferred stock	-	-	-	-	-
Common stock, net	306	306	306	306	306
Additional paid-in-capital	689,579	689,807	691,453	691,578	690,905
Accumulated other comprehensive income (loss)	(168,721)	(153,709)	(173,460)	(181,231)	(126,754)
Retained earnings	547,336	510,021	502,909	488,305	470,779

Treasury stock, at cost	(131,529)	(131,975)	(133,487)	(133,998)	(134,089)
Total Stockholders’ Equity	936,971	914,450	887,721	864,960	901,147
Total Liabilities and Stockholders’ Equity	$8,616,211	$8,562,316	$8,455,342	$8,236,140	$8,010,624

(1) Includes PPP loans of:	$577	$791	$1,143	$1,181	$4,561

Consolidated Statements of Income (Unaudited)
Premier Financial Corp.
	Three Months Ended					Six Months Ended
(in thousands, except per share amounts)	6/30/23	3/31/23	12/31/22	9/30/22	6/30/22	6/30/23	6/30/22
Interest Income:
Loans	$81,616	$76,057	$72,194	$65,559	$56,567	$157,674	$111,808
Investment securities	6,997	7,261	7,605	6,814	6,197	14,257	11,676
Interest-bearing deposits	641	444	444	221	120	1,085	166
FHLB stock dividends	905	394	482	510	174	1,299	233
Total interest income	90,159	84,156	80,725	73,104	63,058	174,315	123,883
Interest Expense:
Deposits	26,825	21,458	13,161	6,855	2,671	48,283	4,893
FHLB advances	8,217	5,336	3,941	2,069	527	13,554	540
Subordinated debentures	1,125	1,075	1,000	868	763	2,199	1,459
Notes Payable	-	-	4	-	1	-	1
Total interest expense	36,167	27,869	18,106	9,792	3,962	64,036	6,893
Net interest income	53,992	56,287	62,619	63,312	59,096	110,279	116,990
Provision (benefit) for credit losses - loans	1,410	3,944	3,020	3,706	5,151	5,354	5,777
Provision (benefit) for credit losses - unfunded commitments	(870)	(238)	(246)	306	1,415	(1,108)	1,724
Total provision (benefit) for credit losses	540	3,706	2,774	4,012	6,566	4,246	7,501
Net interest income after provision	53,452	52,581	59,845	59,300	52,530	106,033	109,489
Non-interest Income:
Service fees and other charges	7,190	6,428	6,632	6,545	6,676	13,618	12,676
Mortgage banking income	2,940	(274)	(299)	3,970	1,948	2,666	6,200
Gain (loss) on sale of non-mortgage loans	71	-	-	-	-	71	-
Gain on sale of insurance agency	36,296	-	-	-	-	36,296	-
Gain (loss) on sale of available for sale securities	(7)	34	1	-	-	27	-
Gain (loss) on equity securities	71	(1,445)	1,209	43	(1,161)	(1,374)	(1,804)
Insurance commissions	4,131	4,725	3,576	3,488	4,334	8,856	8,973
Wealth management income	1,537	1,485	1,582	1,355	1,414	3,022	2,891
Income from Bank Owned Life Insurance	1,015	1,417	984	983	983	2,432	1,979
Other non-interest income	102	92	543	320	171	194	313
Total Non-interest Income	53,346	12,462	14,228	16,704	14,365	65,808	31,228
Non-interest Expense:
Compensation and benefits	24,175	25,658	24,999	24,522	22,334	49,833	47,875
Occupancy	3,320	3,574	3,383	3,463	3,494	6,894	7,194
FDIC insurance premium	1,786	1,288	1,276	976	802	3,074	1,395
Financial institutions tax	961	852	795	1,050	1,074	1,813	2,265
Data processing	3,640	3,863	3,882	3,121	3,442	7,503	6,777
Amortization of intangibles	1,223	1,270	1,293	1,338	1,380	2,493	2,818
Transaction costs	3,652	-	-	-	-	3,652	-
Other non-interest expense	5,738	6,286	7,400	6,629	6,563	12,024	12,060
Total Non-interest Expense	44,495	42,791	43,028	41,099	39,089	87,286	80,384
Income before income taxes	62,303	22,252	31,045	34,905	27,806	84,555	60,333
Income tax expense	13,912	4,103	5,770	6,710	5,446	18,015	11,616

Net Income	$48,391	$18,149	$25,275	$28,195	$22,360	$66,540	$48,717

Earnings per common share:
Basic	$1.35	$0.51	$0.71	$0.79	$0.63	$1.86	$1.36
Diluted	$1.35	$0.51	$0.71	$0.79	$0.63	$1.86	$1.36

Average Shares Outstanding:
Basic	35,722	35,606	35,589	35,582	35,560	35,686	35,768
Diluted	35,800	35,719	35,790	35,704	35,682	35,750	35,880

Premier Financial Corp.
Selected Quarterly Information
	Three Months Ended					Six Months Ended
(dollars in thousands, except per share data)	6/30/23	3/31/23	12/31/22	9/30/22	6/30/22	6/30/23	6/30/22
Summary of Operations
Tax-equivalent interest income (1)	$90,226	$84,260	$80,889	$73,301	$63,283	$174,485	$124,336
Interest expense	36,167	27,869	18,106	9,792	3,962	64,036	6,893
Tax-equivalent net interest income (1)	54,059	56,391	62,783	63,509	59,321	110,449	117,443
Provision expense for credit losses	540	3,706	2,774	4,012	6,566	4,246	7,501
Non-interest income (ex securities gains/losses)	53,282	13,873	13,018	16,661	15,526	67,155	33,032
Core non-interest income (ex securities gains/losses) (2)	16,986	13,873	13,018	16,661	15,526	30,859	33,032
Non-interest expense	44,495	42,791	43,028	41,099	39,089	87,286	80,384
Core non-interest expense (2)	40,843	42,791	43,028	41,099	39,089
Income tax expense	13,912	4,103	5,770	6,710	5,446	18,015	11,616
Net income	48,391	18,149	25,275	28,195	22,360	66,540	48,717
Core net income (2)	24,230	18,149	25,275	28,195	22,360	42,379	48,717
Tax equivalent adjustment (1)	67	104	164	197	225	170	453
At Period End
Total assets	$8,616,211	$8,562,316	$8,455,342	$8,236,140	$8,010,624
Goodwill and intangibles	309,900	335,792	337,062	337,920	339,259
Tangible assets (3)	8,306,311	8,226,524	8,118,280	7,898,220	7,671,365
Earning assets	7,818,825	7,751,130	7,620,056	7,411,403	7,218,905
Loans	6,708,568	6,575,829	6,460,620	6,207,708	5,890,823
Allowance for loan losses	75,921	74,273	72,816	70,626	67,074
Deposits	6,994,432	6,774,031	6,906,719	6,732,505	6,516,344
Stockholders’ equity	936,971	914,450	887,721	864,960	901,147
Stockholders’ equity / assets	10.87%	10.68%	10.50%	10.50%	11.25%
Tangible equity (3)	627,071	578,658	550,659	527,040	561,888
Tangible equity / tangible assets	7.55%	7.03%	6.78%	6.67%	7.32%
Average Balances
Total assets	$8,597,786	$8,433,100	$8,304,462	$8,161,389	$7,742,550	$8,515,898	$7,626,888
Earning assets	7,951,520	7,783,850	7,653,648	7,477,795	7,051,661	7,871,629	6,904,082
Loans	6,714,240	6,535,080	6,359,564	6,120,324	5,667,853	6,625,155	5,526,127
Deposits and interest-bearing liabilities	7,538,674	7,385,946	7,278,531	7,116,910	6,706,250	7,462,732	6,561,669
Deposits	6,799,605	6,833,521	6,773,382	6,654,328	6,385,857	6,816,469	6,350,235
Stockholders’ equity	921,441	901,587	875,287	912,224	921,847	911,569	961,873
Goodwill and intangibles	334,862	336,418	337,207	338,583	339,932	335,636	340,639

Tangible equity (3)	586,579	565,169	538,080	573,641	581,915	575,933	621,234
Per Common Share Data
Earnings per share ("EPS") - Basic	$1.35	$0.51	$0.71	$0.79	$0.63	$1.86	$1.36
EPS - Diluted	1.35	0.51	0.71	0.79	0.63	1.86	1.36
EPS - Core diluted (2)	0.68	0.51	0.71	0.79	0.63	1.19	1.36
Dividends Paid	0.31	0.31	0.30	0.30	0.30	0.62	0.60
Market Value:
High	$21.01	$27.80	$30.51	$29.36	$30.13	$27.99	$32.52
Low	13.60	20.39	26.11	24.67	25.31	13.60	25.31
Close	16.02	20.73	26.97	25.70	25.35	16.02	30.91
Common Book Value	26.23	25.61	24.94	24.32	25.35
Tangible Common Book Value (3)	17.55	16.21	15.47	14.82	15.80
Shares outstanding, end of period (000s)	35,727	35,701	35,591	35,563	35,555
Performance Ratios (annualized)
Tax-equivalent net interest margin (1)	2.72%	2.90%	3.28%	3.40%	3.36%	2.81%	3.40%
Return on average assets	2.26%	0.86%	1.21%	1.37%	1.16%	1.58%	1.29%
Core return on average assets (2)	1.13%	0.86%	1.22%	1.39%	1.16%	1.00%	1.29%
Return on average equity	21.06%	8.07%	11.46%	12.26%	9.73%	14.72%	10.21%
Core return on average equity (2)	10.55%	8.07%	11.58%	12.40%	9.73%	9.38%	10.21%
Return on average tangible equity	33.09%	12.88%	18.64%	19.50%	15.41%	23.30%	15.81%
Core return on average tangible equity (2)	16.57%	10.51%	14.64%	16.33%	12.95%	14.84%	15.81%
Efficiency ratio (4)	41.45%	60.90%	56.76%	51.26%	52.23%	49.15%	53.42%
Core efficiency ratio (2)	57.49%	60.90%	56.76%	51.26%	52.23%	59.19%	53.42%
Effective tax rate	22.33%	18.44%	18.59%	19.22%	19.59%	21.31%	19.25%
Common dividend payout ratio	22.96%	60.78%	42.25%	37.97%	47.62%	33.33%	44.12%
(1) Interest income on tax-exempt securities and loans has been adjusted to a tax-equivalent basis using the statutory federal income tax rate of 21%.
(2) Core items exclude the impact of insurance agency disposition related items. See non-GAAP reconciliations.

(3) Tangible assets = total assets less the sum of goodwill and core deposit and other intangibles. Tangible equity = total stockholders' equity less the sum of goodwill, core deposit and other intangibles, and preferred stock. Tangible common book value = tangible equity divided by shares outstanding at the end of the period.

(4) Efficiency ratio = Non-interest expense divided by sum of tax-equivalent net interest income plus non-interest income, excluding securities gains or losses, net.

Premier Financial Corp.
Yield Analysis
(dollars in thousands)	Three Months Ended						Six Months Ended
	6/30/23	3/31/23	12/31/22	9/30/22	6/30/22		6/30/23	6/30/22
Average Balances
Interest-earning assets:
Loans receivable (1)	$6,714,240	$6,535,080	$6,359,564	$6,120,324	$5,667,853		$6,625,155	$5,526,127
Securities	1,155,451	1,190,359	1,236,511	1,262,435	1,288,636		1,172,809	1,269,677
Interest Bearing Deposits	36,730	35,056	29,884	68,530	76,401		35,898	92,987
FHLB stock	45,099	30,353	28,386	27,414	19,334		37,767	15,667
Total interest-earning assets	7,951,520	7,790,848	7,654,345	7,478,703	7,052,224	-	7,871,629	6,904,458
Non-interest-earning assets	646,266	642,252	650,117	682,686	690,326	-	644,269	722,430
Total assets	$8,597,786	$8,433,100	$8,304,462	$8,161,389	$7,742,550		$8,515,898	$7,626,888
Deposits and Interest-bearing Liabilities:
Interest bearing deposits	$5,195,727	$5,078,510	$4,901,412	$4,846,419	$4,614,223		$5,137,442	$4,607,549
FHLB advances and other	653,923	467,311	419,761	377,533	234,945		561,133	126,215
Subordinated debentures	85,146	85,114	85,084	85,049	85,020		85,130	85,004
Notes payable	-	-	304	-	428		-	215
Total interest-bearing liabilities	5,934,796	5,630,935	5,406,561	5,309,001	4,934,616		5,783,705	4,818,983
Non-interest bearing deposits	1,603,878	1,755,011	1,871,970	1,807,909	1,771,634		1,679,027	1,742,686
Total including non-interest-bearing deposits	7,538,674	7,385,946	7,278,531	7,116,910	6,706,250		7,462,732	6,561,669
Other non-interest-bearing liabilities	137,671	145,567	150,644	132,255	114,453		141,597	103,346
Total liabilities	7,676,345	7,531,513	7,429,175	7,249,165	6,820,703		7,604,329	6,665,015
Stockholders' equity	921,441	901,587	875,287	912,224	921,847		911,569	961,873
Total liabilities and stockholders' equity	$8,597,786	$8,433,100	$8,304,462	$8,161,389	$7,742,550		$8,515,898	$7,626,888
IEAs/IBLs	134%	138%	142%	141%	143%		136%	143%

Interest Income/Expense
Interest-earning assets:
Loans receivable (2)	$81,622	$76,063	$72,201	$65,564	$56,573		$157,684	$111,821
Securities (2)	7,058	7,359	7,762	7,006	6,416		14,417	12,116
Interest Bearing Deposits	641	444	444	221	120		1,085	233
FHLB stock	905	394	482	510	174		1,299	166
Total interest-earning assets	90,226	84,260	80,889	73,301	63,283		174,485	124,336

Deposits and Interest-bearing Liabilities:
Interest bearing deposits	$26,825	$21,458	$13,161	$6,855	$2,671	$48,283	$4,893
FHLB advances and other	8,217	5,336	3,941	2,069	527	13,554	540
Subordinated debentures	1,125	1,075	1,001	868	763	2,199	1,459
Notes payable	-	-	3	-	1	-	1
Total interest-bearing liabilities	36,167	27,869	18,106	9,792	3,962	64,036	6,893
Non-interest bearing deposits	-	-	-	-	-	-	-
Total including non-interest-bearing deposits	36,167	27,869	18,106	9,792	3,962	64,036	6,893
Net interest income	$54,059	$56,391	$62,783	$63,509	$59,321	$110,449	$117,443
Less: PPP income	(5)	(6)	(6)	(26)	(160)	(11)	(3,801)
Less: Acquisition marks accretion	(380)	(387)	(554)	(608)	(706)	(766)	(1,443)
Core net interest income	$53,674	$55,998	$62,223	$62,875	$58,455	$109,672	$112,199

Annualized Average Rates
Interest-earning assets:
Loans receivable	4.86%	4.66%	4.54%	4.29%	3.99%	4.76%	4.05%
Securities (3)	2.44%	2.47%	2.51%	2.22%	1.99%	2.46%	1.91%
Interest Bearing Deposits	6.98%	5.07%	5.94%	1.29%	0.63%	6.04%	0.50%
FHLB stock	8.03%	5.19%	6.79%	7.44%	3.60%	6.88%	2.12%
Total interest-earning assets	4.54%	4.33%	4.23%	3.92%	3.59%	4.43%	3.60%
Deposits and Interest-bearing Liabilities:
Interest bearing deposits	2.07%	1.69%	1.07%	0.57%	0.23%	1.88%	0.21%
FHLB advances and other	5.03%	4.57%	3.76%	2.19%	0.90%	4.83%	0.86%
Subordinated debentures	5.29%	5.05%	4.71%	4.08%	3.59%	5.17%	3.43%
Notes payable	-	-	3.95%	-	0.93%	-	0.93%
Total interest-bearing liabilities	2.44%	1.98%	1.34%	0.74%	0.32%	2.21%	0.29%
Non-interest bearing deposits	-	-	-	-	-	-	-
Total including non-interest-bearing deposits	1.92%	1.51%	1.00%	0.55%	0.24%	1.72%	0.21%
Net interest spread	2.10%	2.35%	2.89%	3.18%	3.27%	2.22%	3.31%
Net interest margin (4)	2.72%	2.90%	3.28%	3.40%	3.36%	2.81%	3.40%
Core net interest margin (4)	2.70%	2.88%	3.25%	3.36%	3.32%	2.79%	3.26%

(1) Includes average PPP loans of:	$673	$965	$1,160	$1,889	$12,966	$818	$22,855

(2) Interest on certain tax exempt loans and securities is not taxable for Federal income tax purposes. In order to compare the tax-exempt yields on these assets to taxable yields, the interest earned on these assets is adjusted to a pre-tax equivalent amount based on the marginal corporate federal income tax rate of 21%.

(3) Securities yield = annualized interest income divided by the average balance of securities, excluding average unrealized gains/losses.

(4) Net interest margin is tax equivalent net interest income divided by average interest-earning assets. Core net interest margin represents net interest margin excluding PPP and acquisition marks accretion.

Premier Financial Corp.
Deposits and Liquidity
(dollars in thousands)
	As of and for the Three Months Ended
	6/30/23	3/31/23	12/31/22	9/30/22	6/30/22
Ending Balances
Non-interest-bearing demand deposits	$1,573,837	$1,649,726	$1,869,509	$1,826,511	$1,786,516
Savings deposits	748,392	775,186	797,376	817,853	830,048
Interest-bearing demand deposits	594,325	646,329	653,960	665,974	662,337
Money market account deposits	1,282,721	1,342,451	1,493,729	1,463,600	1,511,990
Time deposits	904,717	856,720	768,678	630,077	587,918
Public funds, ICS and CDARS deposits	1,477,203	1,348,750	1,179,759	1,258,610	1,137,536
Brokered deposits	413,237	154,869	143,708	69,881	-
Total deposits	$6,994,432	$6,774,031	$6,906,719	$6,732,505	$6,516,344

Average Balances
Non-interest-bearing demand deposits	$1,603,878	$1,755,011	$1,871,970	$1,807,909	$1,771,634
Savings deposits	762,074	782,215	806,653	825,673	833,323
Interest-bearing demand deposits	603,572	637,423	651,685	681,247	681,798
Money market account deposits	1,311,177	1,430,905	1,418,549	1,493,019	1,498,218
Time deposits	872,991	825,652	685,453	610,708	597,613
Public funds, ICS and CDARS deposits	1,399,749	1,232,230	1,235,772	1,204,968	1,003,271
Brokered deposits	246,164	170,085	103,300	30,804	-
Total deposits	$6,799,605	$6,833,521	$6,773,382	$6,654,328	$6,385,857

Average Rates
Non-interest-bearing demand deposits	0.00%	0.00%	0.00%	0.00%	0.00%
Savings deposits	0.02%	0.02%	0.02%	0.02%	0.02%
Interest-bearing demand deposits	0.10%	0.07%	0.07%	0.07%	0.05%
Money market account deposits	1.73%	1.54%	0.81%	0.40%	0.18%
Time deposits	2.27%	1.83%	1.05%	0.58%	0.45%
Public funds, ICS and CDARS deposits	3.71%	3.32%	2.41%	1.38%	0.48%
Brokered deposits	4.92%	4.19%	3.32%	2.37%	-
Total deposits	1.58%	1.26%	0.78%	0.41%	0.17%

Other Deposits Data
Loans/Deposits Ratio	95.9%	97.1%	93.5%	92.2%	90.4%
Uninsured deposits %	31.5%	32.3%	35.3%	35.5%	34.2%
Adjusted uninsured deposits % (1)	17.3%	19.6%	22.2%	22.2%	22.0%
Top 20 depositors %	12.4%	12.1%	5.4%	11.3%	10.0%
Public funds %	17.5%	16.5%	14.8%	15.9%	14.1%
Average account size (excluding brokered)	$26.7	$27.0	$27.8	$27.5	$26.9

Securities Data
Held-to-maturity (HTM) at fair value	$-	$-	$-	$-	$-
Available-for-sale (AFS) at fair value (2)	961,123	998,128	1,040,081	1,063,713	1,140,466
Equity investment at fair value (3)	6,458	6,387	7,832	15,336	13,293
Total securities at fair value	$967,581	$1,004,515	$1,047,913	$1,079,049	$1,153,759
Cash+Securities/Assets	12.6%	13.6%	13.9%	14.4%	16.1%

Projected AFS cash flow in next 12 months	$64,687	$73,184	$73,319	$76,119	$74,558
AFS average life (years)	6.5	6.4	6.5	6.6	6.8

Liquidity Sources
Cash and cash equivalents	$121,727	$157,027	$128,160	$104,992	$134,394
Unpledged securities at fair value	298,471	211,468	288,134	342,979	572,892
FHLB borrowing capacity	1,542,459	1,358,650	1,528,978	1,217,516	1,044,477
Brokered deposits (Company policy limit of 10%)	288,719	524,889	549,370	605,552	654,380
Bank and parent lines of credit	70,000	70,000	70,000	70,000	45,000
Federal Reserve - Discount Window and BTFP (4)	491,141	129,918	44,471	-	-
Total	$2,812,517	$2,451,952	$2,609,113	$2,341,039	$2,451,143
Total liquidity to adjusted uninsured deposits ratio	230.5%	183.2%	168.9%	155.4%	169.0%

(1) Adjusted for collateralized deposits, other insured deposits and intra-company accounts.
(2) Mark-to-market included in accumulated other comprehensive income.
(3) Mark-to-market included in net income each quarter.
(4) Includes borrowing capacity related to unpledged securities at par value in excess of fair value under Bank Term Funding Program.

Premier Financial Corp.
Loans and Capital
(dollars in thousands)
	6/30/23	3/31/23	12/31/22	9/30/22	6/30/22
Loan Portfolio Composition
Residential real estate	$1,711,632	$1,624,331	$1,535,574	$1,478,360	$1,382,202
Residential real estate construction	111,708	141,209	176,737	119,204	85,256
Total residential loans	1,823,340	1,765,540	1,712,311	1,597,564	1,467,458

Commercial real estate	2,848,410	2,813,441	2,762,311	2,674,078	2,655,730
Commercial construction	472,328	440,510	428,743	398,044	319,590
Commercial excluding PPP	1,068,795	1,060,351	1,054,037	1,041,423	987,242
Core commercial loans (1)	4,389,533	4,314,302	4,245,091	4,113,545	3,962,562

Consumer direct/indirect	210,390	212,299	213,405	212,790	180,539
Home equity and improvement lines	272,792	271,676	277,613	272,367	266,144
Total consumer loans	483,182	483,975	491,018	485,157	446,683

Deferred loan origination fees	11,936	11,221	11,057	10,261	9,559
Core loans (1)	6,707,991	6,575,038	6,459,477	6,206,527	5,886,262
PPP loans	577	791	1,143	1,181	4,561
Total loans	$6,708,568	$6,575,829	$6,460,620	$6,207,708	$5,890,823

Loans held for sale	$128,079	$119,631	$115,251	$129,142	$145,092
Core residential loans (1)	1,951,419	1,885,171	1,827,562	1,726,706	1,612,550
Total loans including loans held for sale but excluding PPP	6,836,070	6,694,669	6,574,728	6,335,669	6,031,354

Undisbursed construction loan funds - residential	$102,198	$157,934	$209,306	$231,598	$239,748
Undisbursed construction loan funds - commercial	353,455	446,294	463,469	493,199	449,101
Undisbursed construction loan funds - total	455,653	604,228	672,775	724,797	688,849
Total construction loans including undisbursed funds	$1,039,689	$1,185,947	$1,278,255	$1,242,045	$1,093,695
Gross loans (2)	$7,152,285	$7,168,836	$7,122,338	$6,922,244	$6,570,113

Fixed rate loans %	49.8%	49.5%	48.8%	48.7%	47.4%
Floating rate loans %	15.9%	13.4%	14.3%	16.0%	18.3%
Adjustable rate loans repricing within 1 year %	1.5%	2.0%	2.6%	0.8%	2.5%
Adjustable rate loans repricing over 1 year %	32.8%	35.1%	34.3%	34.5%	31.8%

Commercial Real Estate Loans Composition
Non owner occupied excluding office	$1,012,400	$947,442	$934,760	$905,512	$899,129
Non owner occupied office	225,046	220,668	222,300	203,565	210,164
Owner occupied excluding office	603,650	609,203	578,514	570,662	556,482
Owner occupied office	107,240	109,014	108,087	105,224	104,968
Multifamily	633,909	661,996	660,823	637,701	634,782
Agriculture land	123,104	122,384	125,384	122,416	120,633
Other commercial real estate	143,061	142,734	132,443	128,998	129,572
Total commercial real estate loans	$2,848,410	$2,813,441	$2,762,311	$2,674,078	$2,655,730

Capital Balances
Total equity	$936,971	$914,450	$887,721	$864,960	$901,147
Less: Regulatory goodwill and intangibles	304,818	330,711	331,981	332,839	334,177
Less: Accumulated other comprehensive income/(loss) ("AOCI")	(168,721)	(153,709)	(173,460)	(181,231)	(126,754)
Common equity tier 1 capital ("CET1")	800,874	737,448	729,200	713,352	693,724
Add: Tier 1 subordinated debt	35,000	35,000	35,000	35,000	35,000
Tier 1 capital	835,874	772,448	764,200	748,352	728,724
Add: Regulatory allowances	80,812	80,003	78,780	76,530	72,648
Add: Tier 2 subordinated debt	50,000	50,000	50,000	50,000	50,000
Total risk-based capital	$966,686	$902,451	$892,980	$874,882	$851,372

Total risk-weighted assets	$7,409,304	$7,370,704	$7,355,979	$7,385,877	$7,095,366

Capital Ratios
CET1 Ratio	10.81%	10.01%	9.91%	9.66%	9.78%
CET1 Ratio including AOCI	8.53%	7.92%	7.55%	7.20%	7.99%
Tier 1 Capital Ratio	11.28%	10.48%	10.39%	10.13%	10.27%
Tier 1 Capital Ratio including AOCI	9.00%	8.39%	8.03%	7.68%	8.48%
Total Capital Ratio	13.05%	12.24%	12.14%	11.85%	12.00%
Total Capital Ratio including AOCI	10.77%	10.16%	9.78%	9.39%	10.21%

 (1) Core loans represents total loans excluding undisbursed loan funds, deferred loan origination fees and PPP loans. Core commercial loans represents total commercial real estate, commercial and commercial construction excluding commercial undisbursed loan funds, deferred loan origination fees and PPP loans. Core residential loans represents total loans held for sale, one to four family residential real estate and residential construction excluding residential undisbursed loan funds and deferred loan origination fees.

(2) Gross loans represent total loans including undisbursed construction funds but excluding deferred loan origination fees.

Premier Financial Corp.
Loan Delinquency Information
(dollars in thousands)	Total Balance	Current	30 to 89 days past due	% of Total	Non Accrual Loans	% of Total

June 30, 2023
One to four family residential real estate	$1,711,632	$1,694,024	$7,320	0.43%	$10,288	0.60%
Construction	1,039,689	1,039,404	285	0.03%	-	0.00%
Commercial real estate	2,848,410	2,833,765	596	0.02%	14,049	0.49%
Commercial	1,069,372	1,057,057	4,290	0.40%	8,025	0.75%
Home equity and improvement	272,792	267,617	2,945	1.08%	2,230	0.82%
Consumer finance	210,390	204,404	3,587	1.70%	2,399	1.14%
Gross loans	$7,152,285	$7,096,271	$19,023	0.27%	$36,991	0.52%

March 31, 2023
One to four family residential real estate	$1,624,331	$1,611,658	$4,514	0.28%	$8,159	0.50%
Construction	1,185,947	1,185,803	144	0.01%	-	0.00%
Commercial real estate	2,813,441	2,799,007	88	0.00%	14,346	0.51%
Commercial	1,061,142	1,053,681	471	0.04%	6,990	0.66%
Home equity and improvement	271,676	266,931	2,404	0.88%	2,341	0.86%
Consumer finance	212,299	206,247	3,511	1.65%	2,541	1.20%
Gross loans	$7,168,836	$7,123,327	$11,132	0.16%	$34,377	0.48%

June 30, 2022
One to four family residential real estate	$1,382,202	$1,367,037	$7,176	0.52%	$7,989	0.58%
Construction	1,093,695	1,093,695	-	0.00%	-	0.00%
Commercial real estate	2,655,730	2,641,216	1	0.00%	14,513	0.55%
Commercial	991,803	984,065	-	0.00%	7,738	0.78%
Home equity and improvement	266,144	261,576	1,943	0.73%	2,625	0.99%
Consumer finance	180,539	176,608	2,061	1.14%	1,870	1.04%
Total loans	$6,570,113	$6,524,197	$11,181	0.17%	$34,735	0.53%

Loan Risk Ratings Information
(dollars in thousands)	Total Balance	Pass Rated	Special Mention	% of Total	Classified	% of Total

June 30, 2023
One to four family residential real estate	$1,700,468	$1,689,666	$484	0.03%	$10,318	0.61%
Construction	1,039,689	1,031,356	8,333	0.80%	-	0.00%
Commercial real estate	2,847,035	2,797,688	20,751	0.73%	28,596	1.00%
Commercial	1,063,744	1,021,403	27,376	2.57%	14,965	1.41%
Home equity and improvement	270,722	269,038	-	0.00%	1,684	0.62%
Consumer finance	210,158	207,963	-	0.00%	2,195	1.04%
PCD loans	20,469	13,981	3,786	18.50%	2,702	13.20%

Gross loans	$7,152,285	$7,031,095	$60,730	0.85%	$60,460	0.85%

March 31, 2023
One to four family residential real estate	$1,612,999	$1,604,694	$493	0.03%	$7,812	0.48%
Construction	1,185,947	1,185,947	-	0.00%	-	0.00%
Commercial real estate	2,811,999	2,748,598	41,677	1.48%	21,724	0.77%
Commercial	1,055,829	1,015,416	33,090	3.13%	7,323	0.69%
Home equity and improvement	269,455	267,588	-	0.00%	1,867	0.69%
Consumer finance	212,043	209,566	-	0.00%	2,477	1.17%
PCD loans	20,564	13,177	3,683	17.91%	3,704	18.01%
Gross loans	$7,168,836	$7,044,986	$78,943	1.10%	$44,907	0.63%

June 30, 2022
One to four family residential real estate	$1,370,167	$1,361,875	$1,244	0.09%	$7,048	0.51%
Construction	1,093,695	1,093,695	-	0.00%	-	0.00%
Commercial real estate	2,654,003	2,551,971	77,224	2.91%	24,808	0.93%
Commercial	984,972	956,229	21,428	2.18%	7,315	0.74%
Home equity and improvement	263,330	261,530	-	0.00%	1,800	0.68%
Consumer finance	180,183	178,346	-	0.00%	1,837	1.02%
PCD loans	23,763	17,632	95	0.40%	6,036	25.40%
Total loans	$6,570,113	$6,421,278	$99,991	1.52%	$48,844	0.74%

Premier Financial Corp.
Mortgage and Credit Information
(dollars in thousands)
	As of and for the Three Months Ended					Six Months Ended
Mortgage Banking Summary	6/30/23	3/31/23	12/31/22	9/30/22	6/30/22	6/30/23	6/30/22
Revenue from sales and servicing of mortgage loans:
Mortgage banking gains, net	$2,242	$(837)	$(1,285)	$3,363	$1,166	$1,405	$3,710
Mortgage loan servicing revenue (expense):
Mortgage loan servicing revenue	1,845	1,888	1,862	1,861	1,862	3,733	3,741
Amortization of mortgage servicing rights	(1,277)	(1,219)	(1,271)	(1,350)	(1,375)	(2,496)	(2,778)
Mortgage servicing rights valuation adjustments	130	(106)	396	96	295	24	1,527
	698	563	987	607	782	1,261	2,490
Total revenue from sale/servicing of mortgage loans	$2,940	$(274)	$(298)	$3,970	$1,948	$2,666	$6,200

Mortgage servicing rights:
Balance at beginning of period	$21,447	$21,858	$21,915	$21,872	$22,189	$21,858	$22,244
Loans sold, servicing retained	653	808	1,214	1,393	1,059	1,461	2,407
Amortization	(1,277)	(1,219)	(1,271)	(1,350)	(1,375)	(2,496)	(2,778)
Balance at end of period	20,823	21,447	21,858	21,915	21,873	20,823	21,873
Valuation allowance:
Balance at beginning of period	(793)	(687)	(1,083)	(1,179)	(1,474)	(687)	(2,707)
Impairment recovery (charges)	130	(106)	396	96	295	24	1,527
Balance at end of period	(663)	(793)	(687)	(1,083)	(1,179)	(663)	(1,180)
Net carrying value at end of period	$20,160	$20,654	$21,171	$20,832	$20,693	$20,160	$20,693

Allowance for credit losses - loans
Beginning allowance	$74,273	$72,816	$70,626	$67,074	$67,195	$72,816	$66,468
Provision (benefit) for credit losses - loans	1,410	3,944	3,020	3,706	5,151	5,354	5,777
Net recoveries (charge-offs)	238	(2,487)	(830)	(154)	(5,272)	(2,249)	(5,171)
Ending allowance	$75,921	$74,273	$72,816	$70,626	$67,074	$75,921	$67,074

Total loans	$6,708,568	$6,575,829	$6,460,620	$6,207,708	$5,890,823
Less: PPP loans	(577)	(791)	(1,143)	(1,181)	(4,561)
Total loans ex PPP	$6,707,991	$6,575,038	$6,459,477	$6,206,527	$5,886,262

Allowance for credit losses (ACL)	$75,921	$74,273	$72,816	$70,626	$67,074
Add: Unaccreted purchase accounting marks	1,901	2,301	2,706	3,291	3,924
Adjusted ACL	$77,822	$76,574	$75,522	$73,917	$70,998
ACL/Loans	1.13%	1.13%	1.13%	1.14%	1.14%
Adjusted ACL/Loans ex PPP	1.16%	1.16%	1.17%	1.19%	1.21%

Credit Quality
Total non-performing loans (1)	$36,991	$34,377	$33,822	$33,137	$34,735
Real estate owned (REO)	561	393	619	416	462
Total non-performing assets (2)	$37,552	$34,770	$34,441	$33,553	$35,197
Net charge-offs (recoveries)	(238)	2,487	830	154	5,272

Allowance for credit losses / non-performing assets	202.18%	213.61%	211.42%	210.49%	190.57%
Allowance for credit losses / non-performing loans	205.24%	216.05%	215.29%	213.13%	193.10%
Non-performing assets / loans plus REO	0.56%	0.53%	0.53%	0.54%	0.60%
Non-performing assets / total assets	0.44%	0.41%	0.41%	0.41%	0.44%
Net charge-offs / average loans (annualized)	-0.01%	0.15%	0.05%	0.01%	0.37%
Net charge-offs / average loans LTM	0.14%	0.14%	0.10%	0.26%	0.27%

(1) Non-performing loans consist of non-accrual loans.
(2) Non-performing assets are non-performing loans plus real estate and other assets acquired by foreclosure or deed-in-lieu thereof.

Premier Financial Corp.
Non-GAAP Reconciliations
	Three Months Ended					Six Months Ended
(In thousands, except per share and ratio data)	6/30/23	3/31/23	12/31/22	9/30/22	6/30/22	6/30/23	6/30/22
Total non-interest expenses	$44,495	$42,791	$43,028	$41,099	$39,089	$87,286	$80,384
Less: Transaction costs (pre-tax)	3,652	-	-	-	-	3,652	-
Core non-interest expenses	$40,843	$42,791	$43,028	$41,099	$39,089	$83,634	$80,384

Non-interest income	$53,346	$12,462	$14,228	$16,704	$14,365	$65,808	$31,228
Less: Gain on sale of insurance agency (pre-tax)	36,296	-	-	-	-	36,296	-
Core non-interest income	$17,050	$12,462	$14,228	$16,704	$14,365	$29,512	$31,228
Less: Securities gains (losses)	64	(1,411)	1,210	43	(1,161)	(1,347)	(1,804)
Core non-interest income (ex securities gains/losses)	$16,986	$13,873	$13,018	$16,661	$15,526	$30,859	$33,032

Tax-equivalent net interest income	$54,059	$56,391	$62,783	$63,509	$59,321	$110,449	$117,443
Core non-interest income (ex securities gains/losses)	16,986	13,873	13,018	16,661	15,526	30,859	33,032
Total core revenues	71,045	70,264	75,801	80,170	74,847	141,308	150,475
Core non-interest expenses	$40,843	$42,791	$43,028	$41,099	$39,089	$83,634	$80,384
Core efficiency ratio	57.49%	60.90%	56.76%	51.26%	52.23%	59.19%	53.42%

Income (loss) before income taxes	$62,303	$22,252	$31,045	$34,905	$27,806	$84,555	$60,333
Add: Provision (benefit) for credit losses	540	3,706	2,774	4,012	6,566	4,246	7,501
Pre-tax pre-provision income	62,843	25,958	33,819	38,917	34,372	88,801	67,834
Add: Transaction costs (pre-tax)	3,652	-	-	-	-	3,652	-
Less: Gain on sale of insurance agency (pre-tax)	36,296	-	-	-	-	36,296	-
Core pre-tax pre-provision income	$30,199	$25,958	$33,819	$38,917	$34,372	$56,157	$67,834
Average total assets	$8,597,786	$8,433,100	$8,304,462	$8,161,389	$7,742,550	$8,515,898	$7,626,888

Core pre-tax pre-provision return on average assets	1.41%	1.25%	1.62%	1.89%	1.78%	1.33%	1.79%

Net income (loss)	$48,391	$18,149	$25,275	$28,195	$22,360	$66,540	$48,717
Less: Gain on sale of insurance agency (pre-tax)	36,296	-	-	-	-	36,296	-
Add: Transaction costs (pre-tax)	3,652	-	-	-	-	3,652	-
Add: Tax impact of sale transaction	8,483	-	-	-	-	8,483	-
Core net income	$24,230	$18,149	$25,275	$28,195	$22,360	$42,379	$48,717

Diluted shares - Reported	35,800	35,719	35,790	35,704	35,682	35,750	35,880
Core diluted EPS	$0.68	$0.51	$0.71	$0.79	$0.63	$1.19	$1.36

Average total assets	$8,597,786	$8,433,100	$8,304,462	$8,161,389	$7,742,550	$8,515,898	$7,626,888
Core return on average assets	1.13%	0.87%	1.21%	1.37%	1.16%	1.00%	1.29%

Average total equity	$921,441	$901,587	$875,287	$912,224	$921,847	$911,569	$961,873
Core return on average equity	10.55%	8.16%	11.46%	12.26%	9.73%	9.38%	10.21%

Average total tangible equity	$586,579	$565,169	$538,080	$573,641	$581,915	$575,933	$621,234
Core return on average tangible equity	16.57%	13.02%	18.64%	19.50%	15.41%	14.84%	15.81%